EXHIBIT B

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT (“Amendment”) is entered into as of November 9, 2007, by and among High End Ventures, Inc. (“Company”), a corporation incorporated pursuant to the laws of the State of Colorado, Power Grid Networks Ltd. (“Amalgamated Company”), a corporation incorporated pursuant to the laws of the Province of Ontario, and The Electrolinks Corporation (“Electrolinks”), a corporation incorporated pursuant to the Province of Ontario.

WITNESSETH:

WHEREAS, the Company, the Amalgamated Company, and Electrolinks entered into the Business Combination Agreement on September 18, 2007 (“Agreement”) whereby the Company desires to acquire all of the outstanding shares of Electrolinks through an amalgamation of Electrolinks and the Amalgamated Company in exchange for an agreed upon number of shares of the Company’s common stock, whereby the Amalgamated Company will be a wholly-owned subsidiary of the Company; and

WHEREAS, pursuant to Item 2.4 of the Agreement titled Closing Date, the date of closing of the transaction contemplated thereby was to take place on or before November 9, 2007; and

WHEREAS, in order to accommodate certain issues pertaining to the Agreement, the parties desire to amend Item 2.4 of the Agreement titled Closing Date in its entirety, for the purpose of (a) extending the date of closing of the transaction to February 12, 2008 and; (b) changing the time and venue for the closing of the transaction to 1 p.m. local time at the offices of the Company in Vancouver, British Columbia.

NOW, THEREFORE, in consideration of the foregoing recitals, the parties hereby agree to amend Item 2.4 of the Agreement titled Closing Date in its entirety as follows:

“2.4

Closing Date. The Closing Date of the transaction contemplated hereby shall take place on or before February 12, 2008 or as agreed by the parties in writing, at the offices of the Company, at 1 p.m. local time.”

The Agreement is hereby amended and modified for all purposes necessary to effect this single change as of November 9, 2007. All other terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF each of the parties hereto has executed this Amendment as of the date first set forth above.

COMPANY -

HIGH END VENTURES, INC.

By: /s/ Nadir Walji

Nadir Walji
Chief Executive Officer

AMALGAMATED COMPANY -

POWER GRID NETWORKS LTD

By: /s/ Nadir Walji

Nadir Walji
Director

ELECTROLINKS -

THEELECTROLINKS CORPORATION

By: /s/ Hari Rao
Hari Rao
Chief Executive Officer

.